Exhibit 23
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               Consent Of Independent Certified Public Accountants


We have issued our report dated April 10, 2003 accompanying the financial statements included in the Annual Report of SBS Interactive Co. (the "Company") on Form 10-KSB for the years ended December 31, 2002 and 2001, which are incorporated by reference into this Registration Statement. We hereby consent to the incorporation by reference of said report in the Registration Statement of SBS Interactive Co. on Form S-8 pertaining to the Company's 2004 Equity Incentive Plan and Form S-8 pertaining to the Non-Exclusive Consulting Agreement with Clearsite Ltd., a personal services corporation.


/s/Barry L. Hechtman, P.A.
Barry I. Hechtman, P.A.
Miami, Florida
February 10, 2004